Exhibit 10.6
PURCHASE AND SALE AGREEMENT
(of Oil and Gas Properties and Related Assets)

Seller: Peccary Corp.
Buyer: Sun River Energy, Inc.

Seller and Buyer, named above, are entering into this Purchase and Sale Agreement (the "Agreement"), as evidence of Seller's agreement to sell, and Buyer's agreement to buy the properties described in and subject to this Agreement.

In consideration of the mutual covenants, conditions and considerations provided below, Buyer and Seller agree as follows:

1.           The Properties.  Seller shall assign and convey to Buyer all of Seller's interest in and to the following, all of which are collectively referred to in this Agreement as (the "Properties"):

a.           All of Seller's rights, title and interests (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under and that may be produced from the lands described in Exhibit "A" including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, production payments, and net profits interests in any part of the lands or leases, fee royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in any part of the lands, whether the lands are described in any of the descriptions set out in Exhibit "A" or by reference to another instrument for description, even though the Seller's interests may be incorrectly described in, or omitted from, Exhibit "A";

b.           All right, title, and interests of Seller in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any "working interest units" (created under operating agreements or otherwise) which relate to any of the Properties described in subparagraph a. above;

c.           All rights, title and interests of Seller in all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the Properties described in subparagraphs a. and b. above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties; and,

d.           All rights, title and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not limited to the Properties, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation, or maintenance of any of the Properties described in subparagraphs a. and b. above, or the treatment, storage, transportation, or marketing of production from or allocated to the Properties.

2.           Purchase Price.  Buyer shall issue to Seller at Closing, 136,957 shares of Buyers’ restricted Common Stock (the "Purchase Price"), subject to the adjustment provided for below.

3.           Closing.  The sale and purchase of the Properties (the "Closing") shall be on December 15, 2010 at Buyer’s offices in Dallas, Texas, or such other place as Buyer and Seller shall mutually agree.  At the date of Closing (the "Closing Date"), Seller shall deliver to Buyer executed instruments of conveyance of the Properties in form similar to those attached as Exhibit "B" and Buyer shall deliver to Seller the Purchase Price provided in Section 2.

4.           Conveyance Effective Date, Proration of Production Expenses.  The conveyance by Seller shall be effective as of 7 a.m. local time, where the Properties are located, on November 10, 2010 (the "Effective Date").  All production from the Properties and all proceeds from the sale of production prior to the Effective Date shall be the property of Seller.  Seller shall be responsible for payment of all expenses attributable to the Properties prior to the Effective Date.  Buyer shall be responsible for payment of all expenses attributable to the Properties after the Effective Date.  An accounting for net proceeds from production less applicable expenses will be made according to a Settlement Agreement in form and substance similar to the Agreement in Exhibit "C."

5.           Taxes.  Seller shall be responsible for all taxes relating to the Properties prior to the Effective Date.  Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes due by Seller) relating to the Property from and after the Effective Date.

6.           Indemnity.  Seller shall indemnify and hold Buyer, its directors, officers, employees, and agents harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller's ownership of the Properties, for all periods prior to the Effective Date.  Seller shall remain responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to periods of time prior to the Effective Date.

Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer's ownership of the Properties, for periods from and after the Effective Date.  Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Effective Date.

Buyer and Seller shall have the right to participate in the defense of any suit in which one of them may be a party without relieving the other party of the obligation to defend the suit.

7.           Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

7.1.           Organization.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.  Seller is qualified to do business in and is in good standing under the laws of each state in which the Properties are located.

7.2.           Authority and Conflicts.  Seller has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not:  (a) violate, conflict with, or require the consent of any person or entity under any provision of Seller's Articles of Incorporation or bylaws or other governing documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Seller is a party or to which any of the Properties or Seller is bound, except as disclosed in Exhibit "A"; (c) violate any provision of or require any consent, authorization, or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Seller; or, (d) result in the creation of any lien, charge, or encumbrance on any of the Properties.

7.3.           Authorization.  The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite corporate action on the part of Seller.

7.4.           Enforceability.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statues, equitable principles, or other similar laws affecting the rights of creditors generally ("Equitable Limitations").  At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.

7.5           Title.

7.5.1.  Seller has Marketable title to the Property.  For the purposes of this Agreement, "Marketable Title" means such title will enable Buyer, as Seller's successor in title, to receive from each of the Properties at least the "Net Revenue Interest" for the Wells identified on Exhibit "A" associated with each of the Properties, without reduction, suspension, or termination throughout the productive life of the Wells, except for any reduction, suspension, or termination: (a) caused by Buyer, any of its affiliates successors in title or assigns; (b) caused by orders of the appropriate regulatory agency having jurisdiction over a Property that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting a Property; (c) caused by any Contract described in Exhibit "A" containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with a particular Property; or, (d) otherwise set out in Exhibit "A."  "Marketable Title" also means title as will obligate Buyer, as Seller's successor in title, to bear no greater "Working Interest" than the Working Interest for each of the Wells identified on Exhibit "A" as being associated with each of the Properties, without increase throughout the productive life of the Wells, except for any increase: (a) caused by Buyer, any of its affiliates, successors in title or assigns; (b) that also results in the Net Revenue Interest associated with the Well being proportionately increased; (c) caused by orders of the appropriate regulatory agency having jurisdiction over a Property that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting a particular Property; or, (d) otherwise set forth in Exhibit "A."  "Marketable Title" means the Properties are free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, or defects (collectively the "Liens"), except for Permitted Encumbrances.

7.5.2  For the purposes of this Agreement, "Permitted Encumbrances" means:  (a) liens for taxes not yet delinquent; (b) lessor's royalties, overriding royalties, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any of the Properties to less than the amount set forth on Exhibit "A"; (c) the consents and rights described in Exhibit "A" insofar as such contracts and agreements do not operate to increase the Working Interest of Seller or decrease the Net Revenue Interest of Seller, as set forth on Exhibit "A," for any of the Properties.

7.5.3  Seller has good and defensible title, subject to the Permitted Encumbrances, to all of the Properties.

7.6.           Contracts.  Exhibit "A" contains a complete list of all contracts, agreements, undertakings (whether written or oral), and instruments that are not described in any other Exhibit to this Agreement that constitute a part of the Properties or by which the Properties are bound or subject.

7.7           Litigation and Claims.  Except as is set forth on Exhibit "D," no claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation is pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties, other than proceedings relating to the industry generally and to which Seller is not a named party.  No written or oral notice from any governmental agency or any other person has been received by Seller:  (a) claiming any violation or repudiation of all or any part of the Properties or any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation; or, (b) require or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Properties, with which Seller has not complied.

7.8.           Approvals and Preferential Rights.  Exhibit "E" contains a complete and accurate list of all approvals required to be obtained by Seller for the assignment of the Properties to Buyer and all preferential purchase rights that affect the Properties.

7.9.           Compliance with Law and Permits.  The Properties have been operated in compliance with the provision and requirements of the applicable oil and gas leases, and all laws, orders, regulations, rules, and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties.  All necessary governmental certificates, consents, permits, licenses, or other authorizations with regard to the ownership or operation of the Properties have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations.  None of the documents and materials filed with or furnished to any governmental authority with respect to the Properties contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statement not misleading.

7.10. Status of Contracts.  All of the Contracts and other obligations of Seller relating to the Properties are in full force and effect.  Seller and to the knowledge of Seller, any other party to the Contracts is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations to the extent that any breaches or defaults have an adverse impact on any of the Properties; has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind, or procure a judicial reformation of any Contract; and, Seller does not anticipate any other party to a Contract will be in breach of or default under or repudiate any of its obligations to the extent such breach or default will have an adverse impact on any of the Properties.

7.11. Production Burdens, Taxes, Expenses and Revenues.  All rentals, royalties, excess royalty, overriding royalty interests, and other payments due under or with respect to the Properties have been properly and timely paid.  All ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Properties or the production from the Properties have been properly and timely paid.  All expenses payable under the terms of the contracts identified in Exhibit "A" have been properly and timely paid except for expenses currently paid, prior to delinquency, in the ordinary course of business.  All proceeds from the sale of production are being properly and timely paid to Seller by the purchasers of production, without suspense.

7.12. Pricing.  The prices being received for production do not violate any contract, law or regulation.  Where applicable, all of the wells and production from the wells have been properly classified under appropriate governmental regulations.

7.13. Gas Regulatory Matters.  (If any of the Properties produce natural gas, applicable representations and warranties should be inserted by the Parties.)

7.14. Production Balances.  Except as described in Schedule 7.14., none of the purchasers under any production sales contracts are entitled to "makeup" or otherwise receive deliveries of oil or gas at any time after the Effective Date without paying, at such time, the full contract price for oil or gas.  No person is entitled to receive any portion of the interest of Seller in any oil or gas, or to receive cash or other payments to "balance" any disproportionate allocation of oil or gas under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

7.15. Adverse Changes.  Since November 10, 2010 the Properties, viewed as a whole, have not experienced any material reduction in the rate of production, other than changes in the ordinary course of operations, changes that result from depletion in the ordinary course of operations, and changes that result from variances in markets for oil and gas production.  None of the Properties have suffered any material destruction, damage or loss.

7.16. Well Status.  There are no Wells located on the Properties that:  (a) Seller is currently obligated by law or contract to plug and abandon; (b) Seller will not be obligated by law or contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or, (d) to the best knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

7.17. Equipment.  The equipment constituting a part of the Properties is in good repair, working order, and operating condition, and is adequate for the operation of the Properties.

7.18. Current Commitments.  Exhibit "F" contains a true and complete list of:  (a) all authorities for expenditure ("AFEs") and other oral or written commitments to drill or rework wells on the Properties or for capital expenditures pursuant to any contracts, that have been proposed by any person on or after the Effective Date, whether or not accepted by Seller or any other person; and, (b) all AFEs and oral or written commitments to drill or rework wells or for other capital expenditures pursuant to any contracts, for which all of the activities anticipated in AFEs or commitments have not been completed by the date of this Agreement.

7.19. Accuracy of Representation.  No representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.  There is no fact known to Seller that materially and adversely affects, or may materially and adversely affect the operation, prospects or condition of any portion of the Properties that has not been identified in this Agreement.

8.           Representations by Buyer.  Buyer represents to Seller that the following statements are true and correct:

a.           Organization.  Buyer is a Colorado corporation duly organized, in good standing, and qualified to carry on its business in each state in which the Properties are located, and has the power and authority to carry on its business as presently conducted, to own and hold the Properties, and to perform all obligations required by this Agreement.

b.           Authority.  Pursuant to its bylaws and certificate of incorporation, Buyer has the power and authority to acquire, own, and hold the Properties and to perform the obligations required by this Agreement.

9.           Title and Other Examinations and Curative.

a.  Prior to Closing, Buyer shall examine title to the Properties at its own expense.  However, Seller shall make available to Buyer all of Seller's title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement.  Seller will, at Seller's expense, use Seller's best efforts to promptly cure all title defects discovered by Buyer and obtain all consents and waivers of preferential or other rights to purchase from third parties and governmental authorities as in the opinion of Buyer may  be desirable or necessary to the conveyance, assignment, and transfer to Buyer of the Properties.  In the event title to the Properties is not satisfactory, or if the Properties are otherwise not as represented, Buyer may, at its option, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.  Seller shall promptly furnish Buyer a copy of all gas contracts, gas transportation and treating agreements, operating agreements and all amendments to each, and provide a schedule showing the status of any gas balancing, take or pay, or other similar arrangements.

b.           If Buyer's review and appraisal of the data, contracts and agreements reflects such data, contracts, or agreements are materially different, and that such difference results in a material difference in the value of the Properties, from those assumed by Buyer at the time of its September 28, 2010 offer, Buyer shall have the option to either terminate this Agreement without penalty or request renegotiations of the Purchase Price to reflect the adverse changes.  Except for title matters, Buyer must exercise this option, if applicable, on or before December 15, 2010, or any material differences shall be deemed waived, but without prejudice to Buyer's other rights under this Agreement.

10.           Conditions.  The consummation of the sale and purchase contemplated by this Agreement will be subject to the following conditions:

a.           The representations and warranties by Seller set forth in Section 7 shall be true and correct in all material respects as of the date when made and as of the Closing.

b.           There shall have been no material adverse change in the condition of the Properties except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer between the date of this Agreement and Closing.

c.           All requirements made by Buyer with regard to title to the Properties shall have been fully satisfied or waived by Buyer.  All consents, approvals and authorizations of assignments, and waivers of preferential rights to purchase required by Buyer shall have been submitted to and approved by Buyer.

d.           Seller and Buyer understand and agree that if: (1) title to the Properties is not satisfactory to Buyer; (2) Seller's actual interests in the Properties is different than as represented by Seller and the difference causes a diminution in Seller's net revenue interest of more than 10% of that which Seller represents to own; (3) contracts, claims or litigation to which Buyer takes exception are material; or, (4) Seller fails to comply with any of the conditions set forth in this Agreement; Buyer may, at its option, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.  However, any reduction in Seller's net revenue interests below that which is represented in Exhibit "A" shall result in an automatic reduction in the Purchase Price commensurate with the reduction in such net revenue interest.

e.           The parties shall have performed or complied with all agreements and covenants required by this Agreement of which performance or compliance is required prior to or at Closing.

f.           All legal matters in connection with and the consummation of the transactions contemplated by this Agreement shall be approved by counsel for Buyer and there shall have been furnished by Seller such records and information as Buyer's counsel may reasonably request for that purpose.

g.           Notwithstanding anything to the contrary in this Agreement, at Buyer's option, Buyer shall have the unilateral right to terminate this Agreement not later than December 15, 2010 if Buyer determines it does not have the rights to obtain and maintain the rights to be Operator of the Properties pursuant to existing Operating Agreements at Closing.  Operations shall be transferred from Seller to Buyer at Closing.

11.           Transfer, Documentary Taxes, and Commission, Brokerage Fees.  Seller shall pay and bear all documentary or transfer taxes resulting from this transaction.  No commission or brokerage fees will be paid by Buyer in connection with this transaction.  Seller will indemnify and hold Buyer harmless from any claims of brokers or finders acting, or claiming to be have acted, on behalf of Seller.

12.           Further Assurances, Intent.  It is Seller's intent to convey to Buyer all of Seller's interests, legal, beneficial, or equitable in the Properties.  Seller agrees to execute and deliver to Buyer all instruments, conveyances, and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller's intent.

13.           Notices.  At notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or Express Delivery, postage prepaid, or by prepaid telegram, or facsimile addressed as follows:

Seller:	Peccary Corp.
Dan Boone, President
1615 West Loop 289
Lubbock, TX 79416
Telephone: (806) 745-7783

Buyer:	Sun River Energy, Inc.
Donal R. Schmidt, President
5950 Berkshire Lane, Suite 1650
Dallas, TX 75225
Telephone: (214) 369-7300

14.           Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.  However, no assignment by any party shall relieve any party of any duties or obligations under this Agreement.

15.           Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties.  Where applicable, all of the terms of this Agreement shall survive the Closing.

16.           Survival.  All representatives and warranties in this Agreement shall be deemed conditions to the Closing.  The representatives and warranties recited in Section 7. shall not survive the Closing.  All other terms of Agreement shall survive the Closing, including, but not limited to, the indemnification and hold harmless provisions contained in Section 6.

17.           Termination.  Should either party terminate this Agreement pursuant to a right granted in this Agreement to do so, the termination shall be without liability to the other party, and the nonterminating party shall have no liability to the terminating party.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

PECCARY CORP.
   (A Texas Corporation)

By:/s/ Dan Boone
Name:  Dan Boone
Title:  President

PURCHASER:

SUN RIVER ENERGY, INC.
   (A Colorado Corporation)

By:/s/ Donal R. Schmidt, Jr.
Name:  Donal R. Schmidt, Jr.
Title:  Chief Executive Officer & President

EXHIBIT "A"
TO
PURCHASE AND SALE AGREEMENT

1.           Description of Properties.  A description of oil and gas leases, lands covered by oil and gas leases and the Seller's Working (cost bearing) and Net Revenue (income) Interest in each of the identified Properties.

10% working interest out of a 100% working interest, being a 7.5% NRI in the PC Operating LLC Stansberry #1 API#42-451-32661 wellbore, located 2700 ft. FNL and 1700 ft. FWL of H. & T.C. RR. Co. Survey 55, Bock 25, Tom Green County, Texas.

10% working interest out of a 100% working interest, being a 7.5% NRI in the PC Operating LLC Lora #1 API #42-451-32662 wellbore, located 1970 ft. FSL and 1881 ft. FEL of S.P. RR. Co. Survey 165, District 11, Tom Green County, Texas

2.           Contracts, Agreements, and instruments to which Seller is a party and which the Properties are bound or subject to.  (Sections 1(a), 7.2. and 7.6.)

Joint Operating Agreement between Peccary Corp. and PC Operating LLC dated December 9, 2009.

EXHIBIT "B"
TO
PURCHASE AND SALE AGREEMENT

Form of Instruments of Conveyance to be Delivered at Closing (an Assignment, Bill of Sale and Conveyance).  (Section 3.)

Assignment of Oil, Gas, and Mineral Lease and Bill of Sale

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS
COUNTY OF TOM GREEN	§

WHEREAS, Peccary Corp. (hereinafter referred to as "Assignor") 1615 W. Loop 289, Lubbock, Texas 79416, Dallas County, Texas, is the current owner of a portion of the Working Interest in wellbores in and on the oil, gas and mineral leases (the "Leases") listed on Exhibit "A", attached hereto and incorporated herein by reference; and

WHEREAS, it is the desire of Assignor to assign all of its right, title and interest in and to said Leases, and all amendments thereto, including but not limited any and all accoutrements thereon subject to the reservations herein, unto Sun River Energy, Inc. whose address is 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225 (hereinafter referred to as "Assignee"), insofar and only insofar as said Leases cover the rights in the leases described on Exhibit "A";

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor, subject to the reservations herein and provisions hereof, does hereby bargain, sell, assign, transfer and convey unto Assignee all of Assignor’s interest in and to the leases described on Exhibit "A" attached hereto.

1.	This assignment shall inure to and be binding on the heirs, successors, and assigns of the Assignor and Assignee.

2.	This Assignment is made without warranty of title, express, implied or statutory.

EFFECTIVE as of December 15, 2010 and EXECUTED as of the date set forth below.
Peccary Corp.	Sun River Energy, Inc.
___________________________	_____________________________
By: Dan Boone	By: Donal R. Schmidt
Its: President	Its: Managing Member
Date: ______________________	Date:_________________________

STATE OF TEXAS	§
§
COUNTY OF LUBBOCK	§

This instrument was acknowledged before me on this _______ day of _____________, 2010 by Daniel Boone of Peccary Corp., a Texas Corporation, on behalf of said corporation, who personally appeared, is known to me to be the identical person who executed the within and foregoing instrument as president and on behalf of said and on behalf of said company and he acknowledge that he executed the same as his free and voluntary act and deed as the free and voluntary act and deed of the corporation for the purposes therein set forth.

________________________________
Notary Public In and for the
State of Texas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on this _______ day of _____________, 2010 by Donal R. Schmidt, Jr. of Sun River Energy, Inc., a Colorado Company, on behalf of said company, who personally appeared, is known to me to be the identical person who executed the within and foregoing instrument as president and on behalf of said company and he acknowledge that he executed the same as his free and voluntary act and deed as the free and voluntary act and deed of the corporation for the purposes therein set forth.

________________________________
Notary Public In and for the
State of _______________________

Exhibit A

10% working interest out of a 100% working interest, being a 7.5% NRI in the PC Operating LLC Stansberry #1 API#42-451-32661 wellbore, located 2700 ft. FNL and 1700 ft. FWL of H. & T.C. RR. Co. Survey 55, Bock 25, Tom Green County, Texas.

10% working interest out of a 100% working interest, being a 7.5% NRI in the PC Operating LLC Lora #1 API #42-451-32662 wellbore, located 1970 ft. FSL and 1881 ft. FEL of S.P. RR. Co. Survey 165, District 11, Tom Green County, Texas

Oil and Gas Leases, Ratifications and Minerals All recording references are to the Deed Records or Official Public Records of Tom Green County, Texas
	Lessor	Lessee	Lease Date	Recording Information
1.	Libby F. Holik as LT, Beverly Ann Holik Givens, Frank J. Holik III, Gary Gene Holik & Libby J. Holik Lane	Fairchild Petroleum Interests	November 27, 2007	File Number 645190
2.	Libby F. Holik Indvidually	Fairchild Petroleum Interests	November 27, 2007	File Number 644649
3.	Ruben W. Holik	Fairchild Petroleum Interests	November 27, 2007	File Number 644583
4.	Susan E. Holik Dreier	Fairchild Petroleum Interests	November 27, 2007	File Number 644588
5.	Stanley V. Holik, Jr.	Fairchild Petroleum Interests	November 27, 2007	File Number 644582
6.	David G. Holik	Fairchild Petroleum Interests	November 27, 2007	File Number 644586
7.	Janice C. Grizzle, Henry F. Grizzle and Betty Lavonne Stanberry Hedges	Patrick L. Fairchild	December 12, 2006	File Number 624834

EXHIBIT "C"
TO
PURCHASE AND SALE AGREEMENT
SETTLEMENT AGREEMENT

None

EXHIBIT "D"
TO
PURCHASE AND SALE AGREEMENT

List of Claims, Demands, Filings, Causes of Action, Administrative Proceedings, Lawsuits, Litigation (Section 7.7.)

None

EXHIBIT "E"
TO
PURCHASE AND SALE AGREEMENT

List of all approvals required to be obtained by Seller, and preferential purchase rights affecting the Properties (Section 7.8.).

None

SCHEDULE 7.14
TO
PURCHASE AND SALE AGREEMENT
(Schedule of Imbalances)

None

EXHIBIT "F"
TO
PURCHASE AND SALE AGREEMENT

List of all authorities for expenditures ("AFEs"), other commitments to drill/rework wells, or commitments to capital expenditures.  (Section 7.18.)

No current outstanding AFEs

EXHIBIT "G"
TO
PURCHASE AND SALE AGREEMENT

Certificate (Section 12.)